[  ] ,1999

Board of Directors
HealthandBeautyDirect.com, Inc.
2328 W. Joppa Road, Suite 100
Baltimore, Maryland  21093

Dear Directors:

You have requested my opinion as to the legality of the securities to be registered by HealthandBeautyDirect.com, Inc. (the Company) under the Securities Act of 1933, as amended (the Act), by filing a registration statement on Form SB-2, relating to the offering of up to 500,000 shares of its common stock (the Shares) as described in the registration statement.

In connection with your request for my opinion, you have provided me and I have reviewed the Company's Articles of Incorporation, as amended, Bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, when the registration statement shall have become effective under the Act, when all required registrations with state securities regulators shall have become effective, when the Company has sold the minimum number of shares required, and when the Shares shall have been duly issued and delivered to the purchasers against payment of the considerations therefore, the Shares will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,